OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”) effective this 26th day of February, 2009, between MANTRA VENTURE GROUP LTD. (“Mantra”), a British Columbia corporation, with offices at 1205 – 207 West Hastings Street, Vancouver, British Columbia V6B 1H7 and Synergy BioMetals Recovery Systems Inc.  (“BioMetals”), a British Columbia corporation, with offices at Unit # 445, 5600 Parkwood Way, Richmond, BC V6V 2M2.

WHEREAS:

A.	Mantra is in the business of acquiring and developing technologies for the sustainable production of energy and use of natural resources;

B.	BioMetals has developed a technology for the biological treatment of wastewater (the “Technology”); and

C.	Mantra wishes to purchase an exclusive worldwide license to the Technology from BioMetals (the “License”).

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Mantra is hereby granted an exclusive option to acquire the License from BioMetals until March 31, 2009 (the “Option”).

2.
Mantra may extend the Option to May 31, 2009 by providing BioMetals with a payment of CAD $5,000.  This payment shall be applied to the acquisition price of the License if Mantra chooses to exercise the Option.

3.	Mantra and BioMetals shall negotiate in good faith the terms of a definitive agreement for the acquisition of the License.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MANTRA VENTURE GROUP LTD.

Per:
/s/ Larry Kristof
Larry Kristof, President

Synergy BioMetals Recovery Systems Inc.

Per:
/s/ Doug Warkentin
Authorized Signatory